Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of palmOne, Inc. on Form S-3 (File No 333-84738) and on Form S-8 (File No’s 333-34370, 333-40910, 333-47126, 333-56480, 333-72574, 333-72568, 333-75608, 333-100456, 333-109302 and 333-110055), of our report dated June 20, 2003, except for notes 1 and 19, which are as of February 25, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph regarding the retroactive adjustment of palmOne’s consolidated financial statements to account for the distribution of PalmSource, Inc. as discontinued operations for all periods presented), appearing in this Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP

San Jose, California February 27, 2004